Westpac Banking Corporation
ABN 33 007 457 141

BANK COPY Please sign & return

Commercial Banking 19-21 Bay Street Southport, QLD 4215

THE DIRECTORS ECO-KINETICS PTY LTD 6/6 QUINNS HILL EAST RD STAPYLTON QLD 4207	Telephone (07) 55065964 Facsimile (07) 55995094 Our Ref: 56685020 Your Ref: 101304062 1 November 2011

Dear Sir/Madam,

Thank you for the opportunity to discuss your finance requirements. I am pleased to advise that your request for finance has been approved. Full details regarding your Facilities are detailed in the attached Business Finance Agreement.

Would you kindly sign and return the duplicate Business Finance Agreement to accept this finance offer.

We appreciate the opportunity to provide your finance on this occasion and look forward to being of assistance to you in the future.

If you have any questions about any aspect of your finance or the attached documentation, please do not hesitate to contact me.

Yours sincerely,

/s/ Wayne Corby
Wayne Corby
Relationship Manager
(07) 55065964

BFA.Net - Letter of Offer

Your future is our future

Westpac Banking Corporation ABN 33 007 457 141

Business Finance Agreement

1 November 2011

To: ECO-KINETICS PTY LTD ACN: 123 950 256

We are pleased to offer finance as detailed in the following sections and attachments to this letter:

•	FINANCE DETAILS	Page 2
This schedule details the Facilities, including the finance amount, term, repayment arrangements, interest rate and fees payable.

•	DETAILS OF FEES & CHARGES	Page 7
This schedule displays details of the fees and charges payable, and how they are calculated.

•	TERMS OF FINANCE OFFER	Page 10
These are terms specific to your finance arrangements.

•	ACKNOWLEDGEMENT & ACCEPTANCE	Page 15
This section must be signed and returned to accept this finance offer.

•	ADDITIONAL ATTACHMENTS

Product Schedules
These contain information specific to certain types of Facilities. If all of the details you need to know about a Facility are contained in the Finance Details, that Facility will not have a separate Product Schedule. The attached Product Schedules relevant to your Facilities are:
• Forward Exchange Contract
• Documentary Import Letters of Credit/Surrendered Bills of Lading
Revolving Facility Limit
• Westpac Trade Finance - Imports
• Banker’s Undertaking
• Standby Letter of Credit

General Conditions Booklet version 3, dated 03/2003 (the “booklet”) This booklet contains terms and conditions that apply to all borrowers.

For definitions of terms used in this letter please refer to your booklet.

This Agreement only applies to the Facilities listed in the attached Finance Details.

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Finance Details

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Facility C:	Combined Trade Limit

Existing Limit:	$2,500,000.00

Change in Limit:	Nil

Resultant Limit:	$2,500,000.00

Your Combined Trade Limit may be allocated across the following individual Trade facilities. The total amount outstanding under the individual facilities will not exceed the Combined Trade Limit detailed above.

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Details of Fees & Charges

What are the set up costs for this finance?

Lender
Establishment Fee (Facility A)	$5,000.00
Total (excludes ongoing fees)	$5,000.00

Government
Registration Fee - Mortgage Debenture (estimate)	$288.00
Total estimate	$288.00

Do property valuation fees apply?

We may, at any time, obtain a valuation of any new security property or an updated valuation of any existing security property from a Licensed Valuer. If we do, you will have to pay for the valuation. We will advise you before we do so. The cost may be debited to one of your accounts.

Is the amount of these fees and charges likely to vary?

The fees and charges quoted above are indicative of what is payable to us and/or to the Government.

Should we be required to pay additional Government charges in relation to the security documentation and they are not quoted above, then you will be required to cover these costs. Any fees or charges not paid by you (or authorised for payment) after acceptance of this offer may be debited to any of your accounts.

If the Facilities or Securities are complicated in nature, we may instruct our solicitors to prepare the Securities. If so, you will have to pay their costs and disbursements. An estimate of the amount payable will be provided to you on request.

If you increase, extend or vary a Facility, additional fees and charges may apply.

What happens if the Agreement does not proceed?

•	You will be responsible for payment of any legal fees and disbursements incurred up to that time; and

•	You may be required to pay, or we may keep (or debit any of your accounts with) any other fees and charges incurred, which would have been payable under the Agreement.

If, after accepting this offer, you decide not to proceed, we are entitled to retain the Establishment Fee, but part of the Establishment Fee may be refunded to you. As you will appreciate, the funds retained will be used to compensate us for work completed up to the point of you notifying us that the Facilities are no longer required.

How are the ongoing fees and charges on my facilities calculated?

The Finance Details set out each fee applicable to your Facilities, and the amounts or rates of those fees. The method of calculation and charging for these fees is detailed below.

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Banker’s Undertaking

Service Fee is calculated as a percentage of the value of each Banker’s Undertaking issued, with a minimum fee of currently $100.00, but subject to change. The Service Fee is charged six monthly in advance and is non-refundable.

Establishment fee is payable for each additional Banker’s Undertaking issued under a Banker’s Undertaking Revolving Limit. This fee is currently $100.00, but subject to change. The fee is charged on issue of the additional Banker’s Undertaking.

Banker’s Undertaking Demand Processing Fee of $250 is payable each time the Bank is required to make payment (either full or in part) in response to a demand received from a Favouree under a Banker’s Undertaking.

Documentary Import Letters of Credit/Surrendered Bills of Lading

Document Handling Fee is calculated at a percentage of the Australian Dollar equivalent for each Documentary Credit drawing received.

Establishment Fee is a flat fee and applies to all establishments of a Documentary Credit.

Amendment Fee is a flat fee and applies to all amendments to a Documentary Credit.

Cancellation Fee is calculated at a percentage of the Australian Dollar equivalent for each Documentary Credit that is cancelled with a balance greater than AUD5,000.00.

Undrawn L/C Fee is calculated at a percentage of the Australian Dollar equivalent for each Documentary Credit that expires with a balance greater than AUD5,000.00.

Westpac Trade Finance - Exports and Imports

Line Fee is calculated as a percentage of the Facility Limit. It is charged [monthly/quarterly] in [advance/arrears] from the first business day after the Facility is established.

Extension/Rollover Fee is a flat fee that will apply to all extensions/rollovers.

Drawdown Fee is a flat fee that applies to all drawdowns where the amount is less than AUD20k or equivalent.

Prepayment Fee is a flat fee that applies to any Bank approved prepayment request. No charge if within 10 days of maturity.

Forward Exchange Contracts

Establishment Fee is a flat fee which applies for each new contract written under AUD $25,000 equivalent.

Extension Fee is a flat fee for each extension of maturity date.

Delivery Fee is a flat fee and applies for the sixth and subsequent deliveries under a single contract. The first five deliveries under a single contract are free.

Cancellation Fee is a flat fee charged on the cancellation of a contract.

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Standby Letter of Credit

Service Fee is calculated as a percentage of the value of each Standby Letter of Credit issued with a minimum fee of currently AUD $50, but subject to change. The Service Fee is charged six monthly in advance and is non-refundable.

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Terms of Finance Offer

What do I need to do before the finance will be available to me?

This offer of finance is subject to the following conditions. You need to:

•	accept this offer (See “How can I accept this finance offer?”)

•	pay the Establishment Fee

•	satisfy our valuation requirements

•	supply a statement signed by each corporate Guarantor, satisfactory to us, as to the commercial benefit it will receive as a result of giving any Collateral Security

•	complete and sign any new security documentation, and any other documents we ask you to sign, to our satisfaction

•	if the New Security Property is owned by anyone else as well as you, the owner(s) will need to give a guarantee and satisfy the Bank’s requirements in relation to the guarantee and the mortgage. The mortgage will secure the guarantee as well as your loan. If they have already given a guarantee, an acknowledgement that the guarantee is secured by a mortgage over the New Security Property will be required.

•	in order for us to accept a guarantee as security, the Guarantor will need to meet with one of our representatives without you being present. The Guarantor will also need to obtain independent legal advice from an independent lawyer (neither yours nor ours) who will provide us with a certificate to the effect that the Guarantor fully understands and agrees to the terms of the new guarantee. (please note that we will not be responsible for the cost of that advice - the lawyer’s costs are the responsibility of you or the guarantor). A Guarantee Document Preparation Fee also applies.

Do I have to provide Security?

This is not an agreement to give Security. However, unless a Facility is stated as unsecured in the Finance Details, we will not provide any Facility until you do so.

When will my finance arrangements be reviewed?

We may review each Facility:

•	annually and
•	at any other time after giving notice to you.

Refer to your booklet for further information.

What should I know about interest rates and margins?

Where an interest rate applies to a Facility:

•	interest will be calculated on the daily balance owing in the loan account from the first day of drawing to the date of repayment
•	if no period is specified in the Finance Details, interest is payable on the last business day of each calendar month

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•	quarterly interest (where applicable) will be payable on the last business day of March, June, September and December
•	half yearly interest (where applicable) will be payable on the last business day of March and September
•	interest may be debited to the loan account without notice to you.

You agree to pay:

•	interest on each Facility at the interest rate and margin stated in the Finance Details
•	interest on overdue amounts including excesses above Facility Limits at the Unarranged Lending Rate, which will be determined by the Bank from time to time.

We can vary the margin at any review and we will notify you of any change to the margin. The Unarranged Lending Rate will be published in a tombstone with our other Business Finance lending rates.

Advertisements of our current variable base rates and the Unarranged Lending Rate will appear in the Australian Financial Review and The Australian every second Monday. If Monday is a public holiday, the advertisement will appear on the next business day. We will also give you information on current interest rates, on request.

Can the amount of my fees and charges change?

Fees and charges quoted in the Finance Details are based on the finance product selected. Any changes to amount outstanding, or to terms and conditions, may result in a change to the amount of those fees. See “How are the ongoing Fees and Charges on my Facilities calculated?” for more details.

We may vary the fees and charges payable, or introduce new fees and charges, as explained in the booklet.

Goods and services tax (GST) is a tax payable in respect of taxable supplies (as defined in the GST law) made on or after 1 July 2000.

Some fees and charges may be varied as a result of the introduction of GST in the manner outlined above.

Where, as provided in the booklet you have to :

•	indemnify us against an amount; or
•	pay or reimburse us for an amount we will pay or have paid to someone else (a Supplier) and the cost to us includes GST payable to the Australian Tax Office by the Supplier,

the amount you will pay us, or that we may charge to any of your accounts, will include any GST or other tax paid or payable by us or the Supplier.

However, to the extent that we are entitled to claim an input tax credit or a reduced input tax credit in respect of any supply which is paid or reimbursed by you, and the benefit of that credit is not reflected in the amount you have paid, it will be passed on to you later.

Where are the ongoing fees charged?

Those fees may be charged to any of your accounts. Generally this will be the facility account or the principal transaction account of the borrower.

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What happens if there is a change in law?

Whenever we determine that as a result of a Change in Law any of the following occurs in connection with our commitment to provide any Facility (subject to the terms of this Agreement) or in connection with financial accommodation provided or to be provided under any Facility or this Agreement:

•	our costs are increased;
•	an amount received or receivable by us is reduced; or
•	our return on capital or other effective return is reduced (including because more capital needs to be allocated to any Facility and cannot be used elsewhere),

we may notify you. You must pay us on demand the amounts certified by us to be necessary to compensate us for the increase or reduction. That certificate will give an outline of the calculation of the amount demanded and will be conclusive and bind you in the absence of manifest error.

A Change in Law is the introduction of, or a change in, any law, official directive, ruling or request or a change in its interpretation or application. If it does not have the force of law, it must be one with which responsible Australian banks would comply. It includes any with respect to capital adequacy, special deposit, liquidity, reserve, prime assets, tax or prudential requirements (except a change in tax on overall net income).

Are my Facilities repayable on demand?

Yes, unless otherwise stated in the Finance Details.

How often will I receive statements of account?

We will send you a statement of your loan account every six months or more frequently as agreed between us.

Does the code of Banking Practice apply?

If any one borrower is a small business as defined by the Code:

Each relevant provision of the Code of Banking Practice will apply to your finance from the date we adopt that provision.

We do not automatically apply every provision of the Code to certain customers and guarantors dealing with our equipment finance business, for reasons relating to the speed with which they prefer to effect those transactions. Those customers can, however, elect to receive either the full disclosure benefits of the Code or the benefit of best practice, non-Code based disclosure.

The relevant descriptive information referred to in sections 13.1 and 13.2 of the Code of Banking Practice is set out in our Terms and Conditions booklets:

•	Deposit Accounts for Personal Customers Product Disclosure Statement - incorporating Terms and Conditions for using your account
•	Deposit Accounts for Business Customers Product Disclosure Statement - incorporating Terms and Conditions for using your account

These booklets include the following information:

•	our account opening procedures;
•	our obligations regarding the confidentiality of your information;
•	complaint handling procedures;

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•	general descriptive information regarding bank cheques;
•	a recommendation that you inform us promptly if you are in financial difficulty; and
•	a recommendation that you carefully read the terms and conditions applying to the relevant banking service (which in relation to your business finance means you should carefully read your Business Finance Agreement before signing it).

Copies of these booklets are available on request.

If none of the borrowers are a small business as defined by the Code:

If I am borrowing with someone else, can I determine my liability?

If there is more than one borrower, each of you is individually liable for the full amount of the facilities, unless this Agreement provides otherwise. We will allow a borrower to terminate their liability in respect of future advances or financial accommodation on giving us written notice. This right only applies where we can terminate any obligation we have to provide further credit to any other borrower under the same facility.

How can I make my payments?

You can make any repayment of amounts lent under this Agreement or payment of any other amounts under this Agreement:

•	by periodical payment from an account in your name you conduct with us. You can choose this option by completing the details in the Acknowledgement and Acceptance section. Current periodical payment fees are quoted in our Banking Services brochure, which you can obtain from any branch, or by calling Business Telephone Banking on 132 142; or
•	by periodical payment from an account with another financial institution — you will need to organise this with that financial institution; or
•	at any of our branches in Australia. Please let your Business Banking Manager know if you require a deposit book; or
•	by use of Business Internet Banking or Business Telephone Banking.

Some of the options listed above may not be available to you, depending on your Facility. Your Business Banking Manager can assist you in selecting the right payment option for your Facility.

If you arrange to make payments by direct debit and we debit your account where there are insufficient funds in it, then the payment may be reversed and you will be regarded as not having made your payment.

If you ask us to cancel a request to arrange direct debit payments to your loan account from an account with another financial institution we will do so promptly. However you will need to make other arrangements to make your loan repayments.

We will promptly process any complaint by you that a direct debit was unauthorised or otherwise irregular.

Where the interest rate is other than a fixed rate and the Payment Amounts are stated in the Finance Details schedule of this agreement, those amounts are calculated on certain assumptions (including that there is no change in interest rates, and payments are made on the due date). It is unlikely these assumptions will all turn out to be true in most cases. Where there is a change with your loan (for example, an increase or decrease in interest rates) you may need to speak to the Lender about increasing or decreasing the Payment Amount to stay within the nominated Finance Term. The Lender will not be responsible for informing you of any increase or decrease in the Payment Amount that may be necessary to maintain the nominated Finance Term.

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Advertisements of our current variable base rates will appear in the Australian Financial Review and The Australian every second Monday. If Monday is a public holiday, the advertisement will appear on the next business day. We will also give you information on current interest rates, on request.

Can I stop my obligations in respect of further advances?

If you are jointly and severally liable under a credit facility, we will allow you to terminate your liability in respect of future advances or financial accommodation on giving us written notice. This right only applies where we can terminate any obligation we have to provide further credit to any other debtor under the same credit facility, for example any obligation we may have to pay unpresented cheques under an overdraft facility.

How can I accept this finance offer?

You have 30 days from the date of this offer to accept it, unless we extend the date.

You will need to complete, sign, date and return the second copy of this Finance Agreement to this office. When we receive your acceptance, the Agreement will commence and will replace all previous agreements between us in relation to the Facilities.

We may withdraw this offer at any time before you accept it, if we become aware of anything we consider changes the basis on which the offer was made.

If you do not draw any Facility (except for Overdraft or Line of Credit Facilities) within 3 months after you accept the offer, we may cancel that Facility unless we have agreed otherwise.

Signed for and on behalf of Westpac Banking Corporation by:

/s/ Wayne Corby
Wayne Corby
Relationship Manager
Commercial Banking
(07) 55065964

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Acknowledgement & Acceptance

Acknowledgements And Acceptance of Business Finance Terms and

Conditions

Each Borrower:

1.	accepts the offer dated 1 November 2011

2.	acknowledges receipt of, has read and understood the booklet and any Product Schedules

3.	requests that you prepare any Securities

4.	*encloses a cheque for the total amount of fees payable (I/We will forward a cheque for any valuation fees applicable, once advised of the amount.)
*authorises you to debit the following account(s) for the fees payable (including any valuation fees applicable):

Account Number	327351	Account Number
Branch	034605	Branch
Amount $		Amount $

5.	*requests that you debit my/our account number at branch for the balance of the purchase moneys payable at settlement. *(up to the sum of $ ), and pay this amount as my/our solicitor/agent/conveyancer directs.

6.	*authorises you to debit my/our account and pay my/our solicitor’s/agent’ s/conveyancer’s account, as instructed at settlement.

7.	*authorises you to debit my/our account number 327351 at 034605 branch for any fees relating to the Banker’s Undertaking.
(*delete & initial whichever is not required)

8.	confirms that they do not hold any assets as the trustee of a trust unless the Agreement states that it is a trustee;

9.	where the offer includes a Forward Exchange Contract, declares that they have read and understood and agree to the Historic Rate Rollover Acknowledgement.

The only people authorised to give you instructions with respect to Historic Rate Rollovers are:

FRIEDRICH EDWIN CYWINSKI	DIRECTOR
Name	Title

AARON WILKINSON	CFO
Name	Title

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The only people authorised to confirm contracts are:

FRIEDRICH EDWIN CYWINSKI	DIRECTOR
Name	Title

AARON WILKINSON	CFO
Name	Title

The people authorised to confirm contracts should be different to those issuing instructions, for internal control purposes.

10.	declares that they understand the nature and effect of facilities offered in a foreign currency. More detail is provided in the booklet.

11.	acknowledges that each Borrower is liable for the whole amount of the facility. This means that you can require any borrower to pay all the principal, all the interest and all other amounts. If the other Borrower or Borrowers do not pay any amount, each Borrower acknowledges that it will have to pay the full amount itself.

DATED:   3  /  11  /  11

SIGNED for and on behalf of ECO-KINETICS PTY LTD ACN: 123 950 256

/s/ Michael Bruce Curtis
Directo
Print Name	MICHAEL BRUCE CURTIS

/s/ Friedrich Edwin Cywinski
Secretary
Print Name	FRIEDRICH EDWIN CYWINSKI

The Solicitor, Settlement Agent or Land Broker acting for me/us is:-

Name.

Address:

Phone/Fax:

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FORWARD EXCHANGE CONRACT (FEC

This Schedule sets out additional terms and conditions of your Forward Exchange Contract (FEC) which are not included in the Finance Details.

Purpose

A genuine commercial purpose must exist for entering into the FEC. FECs are not permitted for speculative purposes. Netting of contracts (the offsetting of buy and sell contracts to obtain a net FEC exposure) is not permitted.

Risk Disclosure

An Australian Financial Markets Association (AFMA) Master Agreements for Foreign Currency Transactions is to be executed in terms of existing account operating authorities.

Exchange Rate

Market-based exchange rates, as determined by the Lender, will apply to each individual contract written.

Settlement

The Lender reserves the right to close out unutilised contracts on maturity date at prevailing market rates and all gains/losses are to be realised against your account.

Cancellation In Whole Or In Part

Cancellation of the full amount or a partial amount of the Forward Exchange Contract is possible but may incur a net gain or loss based on the prevailing market rate for the particular currency.

Historic Rate Rollovers of Forward Exchange Contracts

It is entirely at the Lender’s discretion as to whether it will enter into any Historic Rate Rollovers (HRRs) with you. The Lender retains that discretion even where all its standard requirements for HRRs are satisfied. However it will not do so unless a genuine commercial purpose exists, and an authority is held by the Lender, signed by authorised personnel which confirms that the organisation is empowered to extend FECs. The authority must also advise the names of personnel who are authorised to commit the organisation to “Off Market” transactions.

HRRs are of an unusual nature and involve risks. The Lender considers it very important that it be satisfied that there are good commercial reasons for you to engage in HRRs.

You may have your own internal limits within which you can engage in HRR transactions with the Lender. The Lender can accept no responsibility whatsoever for ensuring that HRRs are conducted within those limits.

The Lender will not be, and should not be regarded as, providing any advice to you regarding the merits or otherwise of HRRs or their suitability to you. You will need to make your own assessment and obtain your own advice regarding the risks of entering into any HRRs and whether they are a suitable product to engage in, given your business.

BFA.Net - Letter of Offer

HISTORIC RATE ROLLOVER ACKNOWLEDGEMENT

Warning: Historic Rate Rollovers involve the risk of loss because of movements in exchange or interest rates. It is advisable to, and the Lender recommends that you, seek your own independent advice on all aspects of Historic Rate Rollovers before making a commitment.

You acknowledge that:

1.	someone from the Lender has told you that before entering into HRRs with the Lender you should get your own independent advice;

2.	you have got that advice or understand that if you do not get that advice, that is your risk. You cannot rely on the Lender to advise you;

3.	(If you are a company), the board of directors has approved the company entering into HRRs with the Lender on the terms set out in this Agreement and having considered the FEC in particular. You confirm that there is nothing in the company’s constituent documents or otherwise that prevents it from entering into HRRs with the Lender;

4.	the Lender is entitled to assume that the identity of those authorised to instruct the Lender in connection with HRRs is as originally notified to the Lender unless you notify the Lender that that is no longer the case and receive written confirmation from the Lender that the Lender has received that notification;

5.	you will ensure that you only use and maintain HRRs for proper commercial purposes and not for any speculative purposes. You acknowledge that the Lender is under no obligation to satisfy itself regarding whether or not there is a proper underlying commercial purpose for you entering into HRRs during any fixed rate period.

BFA.Net - Letter of Offer

DOCUMENTARY IMPORTANT LETTERS OF CREDIT / SURRENDERED BILLS OF LADING
REVOLVING FACILITY LIMIT

This Schedule sets out additional terms and conditions of your Facility which are not included in the Finance Details.

Validity

Individual Documentary Credits may be requested with a validity of up to 12 months, however the maximum tenor of drafts called for in a Documentary Credit should not exceed 180 days.

Payment

Dependent upon the term of an individual Documentary Credit, payment should be provided on receipt of a “sight” drawing or at the expiration of a specific term of up to 180 days.

Interest

For Credits which allow for “after sight” drawings and where the Lender is financing the period, interest will be charged using a fixed rate calculated on the Lender’s Trade Finance Interest Rate for the currency and term involved plus a variable margin as specified in the Finance Details.

Fees And Charges

The following additional fees and charges may be applicable:

•	transmission fees will apply as may some overseas bank charges.
•	other fees for additional requirements are available on request.

BFA.Net - Letter of Offer

WESTPAC TRADE FINANCE - IMPORTS

This Schedule sets out additional terms and conditions of your Westpac Trade Finance - Imports facility which are not included in the Finance Details.

Tenor

Individual drawdowns requested should match the underlying trade terms of the import transaction but total financing must not exceed 180 days after arrival of the goods in Australia. The Lender may require documentary evidence to support your request for drawdown.

Repayment

You must repay each drawdown in full at its maturity.

Rollover

Any request for rollover or extension of term of any drawdown must be based on commercial reasons relating to the underlying trade transaction (e.g., shipping delays or changes in creditor terms of payment) and substantiated to the Lender’s satisfaction. The Lender may approve such requests at its discretion.

Interest Rate

Each transaction under this Facility must be for a fixed term (usually 30, 60, 90, 120 or 180 days). The interest rate is fixed for the period at Westpac’s Trade Finance Interest Rate for the specific term and the currency involved plus a variable margin as specified in the Finance Details.

You can elect to have interest charged on either a discount or a yield basis.

Prepayment

Prepayment of the principal amount is allowed within a 10 calendar day period prior to the maturity date. Prepayments outside this period are subject to the Lender’s prior approval.

Settlement of Australian Dollar (AUD) Transactions

You may provide the Lender with settlement instructions for AUD trade finance transactions no later than 12.00 noon on the maturity date. Where instructions are not received by that time, the principal and interest will be debited to your account, unless prior arrangements have been made with the Lender through your Relationship Manager or International Business Manager.

BFA.Net - Letter of Offer

BANKER’S UNDERTAKING

This Schedule sets out additional terms and conditions of your Banker’s Undertaking facility which are not included in the Finance Details.

Revolving Facility

If the Finance Details states that you have a Revolving Facility, you may request the Lender to issue more than one Banker’s Undertaking up to the unused portion of the Limit Amount quoted in the Finance Details. The Lender may state additional pre-conditions to the issue of each Banker’s Undertaking. The following terms and conditions also apply to each Banker’s Undertaking issued under the Revolving Facility.

Payment

The Lender may at any time, without being required to do so, pay to the favouree any amount required by the favouree to discharge the Lender’s obligations under the Banker’s Undertaking.

The Lender may pay any amount that it is called upon to pay or which the Lender, in its discretion, decides to pay under the Banker’s Undertaking without reference to you or any surety, and without enquiring whether the conditions or obligations under any agreement between you and the favouree have or have not been complied with. The Lender is not required to investigate the correctness of any information, statement or document or verify any signature or title on any document given to the Lender in relation to the Banker’s Undertaking.

Where a Banker’s Undertaking is issued in Western Australia, if the Lender pays an amount under a Banker’s Undertaking, the Lender will debit any of your accounts or open an account and debit that account for the amount paid by the Lender.

Where a Banker’s Undertaking is not issued in Western Australia, if the Lender pays an amount under a Banker’s Undertaking you will pay that amount to the Lender immediately on demand. The Lender may also debit any of your accounts for that amount, or open an account and debit that amount to that account.

Account for Charging of Fees

If you do not already conduct an account with the Lender you will be required to open one, to enable the Lender to automatically deduct all ongoing fees. You must continue to conduct an account with the Lender until you notify the Lender that the Banker’s Undertaking facility is no longer required.

Bill Of Lading

If a Banker’s Undertaking is to be in the form of a guarantee signed by you and endorsed by the Lender to enable you to obtain the delivery of goods without production of the Bill of Lading in relation to those goods, then you will return the Banker’s Undertaking to the Lender as soon as the Bill of Lading has been delivered to the shipping agents. Your obligations under the Banker’s Undertaking and this Agreement will continue whether or not drafts or documents presented to the Lender are in accordance the terms and conditions of the documentary credit or collection transaction of which they are a part. You undertake that the goods referred to in the Bill of Lading are not included in the list of prohibited goods specified by the Customs Department.

BFA.Net - Letter of Offer

Cancellation Of Banker’s Undertakings

The Lender’s obligations under a Banker’s Undertaking cease on the earliest of the following:

a)	notification is received by the Lender from the favouree that the Undertaking is no longer required;
b)	the Undertaking is returned to the Lender;
c)	all payments by the Lender to the favouree under the Undertaking total the amount payable under it;
d)	the favouree notifies the Lender that the payments made by the Lender constitute the total amount required to be paid;
e)	on the expiry date, if any, of the Undertaking.

Consent

The Lender may give to any surety copies of:

•	the Business Facility Agreement including all Schedules and the booklet;
•	the Banker’s Undertaking;
•	any formal demand that is sent to you.

BFA.Net - Letter of Offer

STANDBY LETTER OF CREDIT

This Schedule sets out additional terms and conditions of your Standby Letter of Credit facility which are not included in the Finance Details.

Indemnity

The facility will be made available subject to an indemnity in a form satisfactory to the Lender being completed.

Payment

Payment under a Standby Letter of Credit will be made without reference to you or any third party indemnifier.

Where a Standby Letter of Credit is issued in Western Australia, if the Lender pays an amount under a Standby Letter of Credit, the Lender will debit any of your accounts or open an account and debit that account for the amount paid by the Lender, and any other amounts referred to in the indemnity agreement(s).

Where a Standby Letter of Credit is not issued in Western Australia, if the Lender pays an amount under a Standby Letter of Credit you will pay that amount, and any other amounts referred to in the indemnity agreement(s), to the Lender immediately on demand. The Lender may also debit any of your accounts for those amounts, or open an account and debit those amounts to that account.

Revolving Facility

If the Finance Details state that you have a revolving facility, you may request the Lender to issue more than one Standby Letter of Credit up to the unused portion of the Limit Amount quoted in the Finance Details. The Lender may state additional pre-conditions to the issue of each Standby Letter of Credit.

If the Lender does not hold a Master Indemnity Agreement in relation to the facility, then you will have to execute a new Indemnity Agreement in relation to each Standby Letter of Credit.

Cancellation Of Standby Letters Of Credit

The Lender’s obligations under a Standby Letter of Credit cease on the earliest of the following:

a)	notification is received by the Lender from the Beneficiary that the Standby Letter of Credit is no longer required;
b)	the Standby Letter of Credit is returned to the Lender;
c)	all payments by the Lender to the Beneficiary under the Standby Letter of Credit total the amount payable under it;
d)	the Beneficiary notifies the Lender that the payments made by the Lender constitute the total amount required to be paid;
e)	on the expiry date, if any, of the Standby Letter of Credit.

BFA.Net - Letter of Offer

Fees And Charges

The following additional fees and charges may be applicable:

Transmission fees will apply as may overseas bank charges.

Other fees for additional requirements, which could include requests for amendments to established Standby Letters of Credit, extension of terms, increase amounts, etc. Further details of these fees are available on request.

Consent

The Lender may give to any third party indemnifier(s):

•	a copy of the Business Facility Agreement including all Schedules and the General Conditions;
•	a form of the Standby Letter of Credit;
•	a copy of the Customer’s Indemnity;
•	a copy of any formal demand that is sent to you.

BFA.Net - Letter of Offer